EXHIBIT 23

March 25, 2020

Ms. Stacey Hollabaugh

XTO Energy Inc.

210 E. 7th Street

Fort Worth, TX  76102

Re:    HGT Consent Letter

Dear Ms. Hollabaugh:

This letter is to confirm that Miller and Lents, Ltd. (M&L) authorizes XTO Energy Inc. (XTO) to use our name and report dated March 25, 2020, related to the Hugoton Royalty Trust (HGT) for use in the electronic filing of the HGT Annual Report on Form 10-K with the SEC.

Please provide us with an exact copy of the Annual Report on form 10-K as electronically filed with the SEC.

Very truly yours,

MILLER AND LENTS

Texas Registered Engineering Firm No. F-1442

By /S/ KATIE M. REINAKER

     Katie M. Reinaker, P. E.

     Senior Vice President